PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
December 1, 2011

Contact:     Dana Perlman
Treasurer, Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. REPORTS 2011 THIRD QUARTER RESULTS

•	THIRD QUARTER REVENUE OF $1.654 BILLION AND NON-GAAP EPS OF $1.89 EXCEED GUIDANCE AND CONSENSUS ESTIMATES; GAAP EPS OF $1.54

•	RESULTS DRIVEN BY CONTINUED GLOBAL MOMENTUM IN TOMMY HILFIGER AND CALVIN KLEIN BUSINESSES

•	FULL YEAR NON-GAAP EPS GUIDANCE RAISED TO $5.23 TO $5.25; HIGH END OF PREVIOUS GUIDANCE WAS $5.12

•	GAAP EPS GUIDANCE REVISED TO $4.05 TO $4.07

New York, New York – PVH Corp. [NYSE: PVH] reported 2011 third quarter and year to date results.

Non-GAAP Amounts:
The discussions in this release that refer to non-GAAP amounts exclude the items which are described in this release under the heading “Non-GAAP Exclusions.” Reconciliations of GAAP to non-GAAP amounts are presented in Tables 1 through 6 and identify and quantify all excluded items.

Overview of Third Quarter Results:

•	Earnings per share was $1.89 on a non-GAAP basis, which exceeded the Company’s guidance and the consensus estimate and represents an increase of 13% over the prior year’s third quarter non-GAAP earnings per share of $1.67.

•
GAAP earnings per share was $1.54, and included a one-time unplanned pre-tax expense of $20.7 million incurred in connection with the Company’s buyout of the Tommy Hilfiger perpetual license in India, as compared to the Company’s guidance of at least $1.67. GAAP earnings per share in the prior year’s third quarter was $1.39.

•
Revenue increased 9% to $1.654 billion over the prior year’s third quarter. The revenue increase is primarily attributable to the net effect of (i) an increase of $118.2 million, or 17%, in the Tommy Hilfiger business; (ii) an increase of $28.7 million, or 11%, in the Calvin Klein business; partially offset by (iii) a decline of $9.2 million, or 2%, in the Heritage Brands business.

•
Earnings before interest and taxes on a non-GAAP basis increased 5% to $227.3 million, due to strong overall performance in the faster growing Tommy Hilfiger and Calvin Klein businesses, partially offset by lower gross margin rates primarily due to anticipated product cost increases.

•
GAAP earnings before interest and taxes improved to $196.8 million from $178.3 million in the prior year’s third quarter, primarily due to revenue growth and the impact of reduced acquisition, integration and restructuring charges, partially offset by lower gross margin rates, which were anticipated.

Third Quarter Business Review:

Calvin Klein
Total revenue for the Calvin Klein business exceeded the Company’s guidance, increasing 11% over the prior year’s third quarter to $301.2 million. The increase reflected growth of 12% in retail comparable store sales and equally strong performance at wholesale. Calvin Klein royalty revenue increased 8% as compared to the prior year’s third quarter attributable to continued strong performance across most product categories and regions, with underwear, outerwear and women’s sportswear performing particularly well and outstanding growth coming from South America and Asia, offset, in part, by weakness in the domestic jeanswear business. Foreign exchange rates had an immaterial year-over-year impact on the revenue of the Calvin Klein business.

Earnings before interest and taxes for the Calvin Klein business was $85.7 million in the third quarter, which represents an increase of 13% over the prior year’s third quarter’s $75.6 million. This increase was due principally to the royalty and sales increases discussed above. Within the Company’s Calvin Klein apparel business, gross margin rates were down slightly, as higher product costs were partially mitigated by increases in selling prices.

Tommy Hilfiger
The Tommy Hilfiger business experienced a 17% increase in revenue to $826.6 million in the third quarter, far exceeding the top end of the Company’s previous guidance. The increase over the prior year’s third quarter reflects double digit growth in the European wholesale division, combined with retail comparable store sales growth of 15% in North America and 5% in Europe. In addition, year-over-year foreign exchange rate changes versus the U.S. dollar in the third quarter benefited revenue of the Tommy Hilfiger International business by approximately $25 million.

On a non-GAAP basis, earnings before interest and taxes for the Tommy Hilfiger business increased 27% to $116.1 million in the current year’s third quarter, from $91.3 million in the prior year’s third quarter. This increase was driven by the revenue increases discussed above and operating expense synergies in North America, partially offset by lower gross margin rates. The lower gross margin rates resulted from higher product costs, which were somewhat mitigated by increases in selling prices. The increase in earnings before interest and taxes on a non-GAAP basis also included a benefit of approximately $5 million in the Tommy Hilfiger International business from year-over-year foreign exchange rate changes versus the U.S. dollar in the quarter.

On a GAAP basis, earnings before interest and taxes for the Tommy Hilfiger business increased 46% in the third quarter to $90.5 million, as compared to $62.1 million in the prior year. This increase was due principally to the impact of the revenue increases, operating expense synergies in North America and the benefit from the foreign exchange rate changes noted above. Also contributing to the increase was a net decrease in acquisition, integration and restructuring charges. The expenses recorded in the current year’s third quarter related to the continuing integration of Tommy Hilfiger and the associated restructuring, together with the expenses related to the Company’s buyout of the Tommy Hilfiger perpetual license in India. These expenses were less than integration and restructuring costs incurred in the prior year’s third quarter. Partially offsetting these increases in earnings before interest and taxes were lower gross margin rates.

Heritage Brands
Total revenue for the Heritage Brands business decreased 2% to $526.3 million in the third quarter, as compared to $535.4 million in the prior year’s third quarter. The dress furnishings business posted a 4% increase in revenue that was more than offset by a 7% decrease in the sportswear division, driven particularly by underperformance in the Izod division and the soon-to-be discontinued Timberland division. The Heritage Brands retail business experienced flat comparable store sales during the quarter.

Earnings before interest and taxes for the Heritage Brands business was $45.3 million on a non-GAAP basis and $44.8 million on a GAAP basis, as compared to the prior year’s third quarter earnings before interest and taxes on both a GAAP and non-GAAP basis of $67.9 million. Driving the decrease in earnings within the Heritage Brands business was a decline in gross margin rates from the impact of higher product costs, relatively flat sportswear selling prices and the challenging competitive environment faced by the Company’s moderate businesses, further impacted by the revenue decrease discussed above.  GAAP earnings before interest and taxes in the current year’s third quarter included approximately $0.5 million of costs incurred in connection with the Company’s negotiated early termination of its license to market sportswear under the Timberland brand, which will become effective in 2012.

Third Quarter Consolidated Results:
On a non-GAAP basis, earnings before interest and taxes in the third quarter increased to $227.3 million from $215.5 million in the third quarter of 2010. This increase of $11.8 million was primarily due to a $24.8 million increase in earnings before interest and taxes in the Tommy Hilfiger business, combined with a $10.1 million increase in earnings before interest and taxes in the Calvin Klein business, partially offset by a $22.5 million decrease in the earnings of the Heritage Brands business.

On a GAAP basis, earnings before interest and taxes increased to $196.8 million in the third quarter as compared to $178.3 million in the prior year’s third quarter. The increase was principally due to the net impact of the increases in earnings before interest and taxes in the Tommy Hilfiger and Calvin Klein businesses discussed above, partially offset by the decrease in earnings before interest and taxes in the Heritage Brands business discussed above, and a decrease in acquisition, integration and restructuring charges.

Net interest expense for the quarter decreased $9.7 million to $31.5 million, due principally to lower debt levels.

The effective tax rate was 29.4% on a non-GAAP basis for the third quarter, as compared to 31.3% on a non-GAAP basis in the prior year’s third quarter. The current year’s non-GAAP tax rate was positively impacted by a greater portion of the Company’s non-GAAP earnings being generated by the Company's international Tommy Hilfiger business, a significant portion of which is subject to favorable tax rates. The effective tax rate was 32.1% on a GAAP basis for the third quarter, as compared to 27.2% on a GAAP basis in the prior year’s third quarter. The prior year’s GAAP tax rate included a benefit resulting from the lapse of the statute of limitations with respect to certain previously unrecognized tax positions. The GAAP tax rates for both years were also impacted by certain non-deductible acquisition related costs.

Nine Months Consolidated Results:

•	Earnings per share on a non-GAAP basis was $4.20 for the current year’s nine months, as compared to $3.34 for the prior year’s nine month period.

•	GAAP earnings per share was $3.25, as compared to $0.02 for the prior year’s nine month period.

•
Revenue was $4.358 billion, which represents an increase of $1.119 billion over the prior year’s amount of $3.239 billion.  The Tommy Hilfiger business, which was acquired on May 6, 2010, contributed $994.4 million of this increase.

•
Earnings before interest and taxes increased 30% to $545.8 million on a non-GAAP basis, due to the addition of first quarter earnings in the Tommy Hilfiger business and revenue growth across all businesses, partially offset by lower gross margin rates.

•	GAAP earnings before interest and taxes increased 304% to $450.8 million, as compared to $111.6 million in the prior year’s nine months, due primarily to lower acquisition, integration and restructuring charges, combined with the addition of first quarter earnings in the Tommy Hilfiger business and the revenue increases mentioned above. Partially offsetting these increases were lower gross margin rates resulting from higher product costs during the first nine months of 2011.

Balance Sheet:
The Company ended the quarter with a net debt position of $1.944 billion, comprised of $2.104 billion of debt, net of $160.0 million of cash. During the first nine months of 2011, the Company made debt payments totaling approximately $285 million on its outstanding term loans, the majority of which were ahead of schedule, for a total of approximately $535 million in debt payments since the date of the Tommy Hilfiger acquisition. The Company currently plans to make additional debt payments of approximately $165 million during the remainder of 2011.

Ending inventories, while on plan, increased 21% to $830.1 million over the prior year’s third quarter, reflecting increased product costs, the Company’s planned fourth quarter sales increase and increased investment in core product inventory units, particularly in the dress furnishings division. The Company remains comfortable with the quality of its inventory and continues to believe that inventory balances will be more aligned with future sales projections by the end of fiscal 2011.

2011 Guidance:
Please see the section entitled “Full Year and Fourth Quarter Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail on certain assumptions that are made in the following guidance.

Full Year Guidance
Revenue in 2011 is currently projected to be $5.825 billion to $5.845 billion, or an increase of approximately 26% as compared to 2010. This includes the full year effect of revenue of the Tommy Hilfiger business, which is currently estimated to be $2.990 billion to $3.000 billion, as compared to $1.945 billion for the nine month post-acquisition period in 2010. Revenue for the Calvin Klein business is expected to grow 13% to 14%, while revenue for the Heritage Brands business is expected to grow 1% to 2%.

On a non-GAAP basis, earnings per share in 2011 is currently projected to be in the range of $5.23 to $5.25, or an increase of 23% over the prior year. The 2011 non-GAAP earnings per share projection excludes a loss of approximately $1.18 per share comprised of the after-tax effect of approximately $115 million of pre-tax costs associated with the integration of Tommy Hilfiger and the related restructuring initiatives, the Company’s buyout of the Tommy Hilfiger perpetual license in India, the Company’s negotiated early termination of its license to market sportswear under the Timberland brand, which will become effective in 2012, and the amendment and restatement of the Company’s credit facility. On a non-GAAP basis, operating margin in 2011 is currently projected to be in a range of 11.4% to 11.5%.

On a GAAP basis, earnings per share in 2011 is currently projected to be in the range of $4.05 to $4.07, as compared to GAAP earnings per share of $0.80 in the prior year. On a GAAP basis, operating margin in 2011 is currently projected to be 9.4% to 9.5%.

The Company currently estimates that the 2011 effective tax rate will be 29.0% to 29.5% on a non-GAAP basis and 30.0% to 30.5% on a GAAP basis.

Fourth Quarter Guidance
Fourth quarter revenue in 2011 is currently projected to be $1.467 billion to $1.487 billion, or an increase of 5% to 6% over the prior year’s fourth quarter. Revenue for the Tommy Hilfiger business is expected to increase 7% to 9% over the prior year’s fourth quarter. Revenue for the Calvin Klein business is expected to increase 8% to 10%, while revenue for the Heritage Brands business is expected to remain relatively flat in the fourth quarter of 2011 as compared to the prior year’s fourth quarter.

For the fourth quarter of 2011, earnings per share is currently projected to be in the range of $1.03 to $1.05 on a non-GAAP basis, or an increase of 11% to 13% over the prior year’s fourth quarter. Marketing expense for the fourth quarter of 2011 has been increased and is expected to be approximately $5 million higher than last year. This increased spend for the fourth quarter is focused on the Tommy Hilfiger and Calvin Klein brands. The fourth quarter of 2011 non-GAAP earnings per share projection excludes a loss of approximately $0.23 per share comprised of the after-tax effect of approximately $20 million of pre-tax Tommy Hilfiger integration and related restructuring costs. On a GAAP basis, earnings per share for the fourth quarter is currently projected to be in the range of $0.80 to $0.82, as compared to GAAP earnings per share of $0.72 in the prior year’s fourth quarter. The Company currently estimates that the fourth quarter 2011 effective tax rate will be 13.0% to 17.0% on a non-GAAP basis and 11.0% to 16.0% on a GAAP basis.

CEO Comments:
Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer,
noted, “We are extremely pleased with our third quarter results, which were driven by our Tommy Hilfiger and Calvin Klein businesses. Despite the volatile market conditions, both of these brands continue to exhibit exceptional growth, both domestically and internationally. The Tommy Hilfiger and Calvin Klein businesses represent approximately three quarters of our overall revenues and their strong global performance has more than offset some of the challenges we have been facing with certain of our more moderate heritage businesses.”

Mr. Chirico continued, “In conjunction with our initiative to invest in broadening the reach of the Tommy Hilfiger brand internationally, we have recently invested in joint ventures for Tommy Hilfiger in India and China, as well as announced plans to bring the Tommy Hilfiger European men’s tailored apparel business in-house.”

Mr. Chirico concluded, “Given the current momentum of our business, including a strong Thanksgiving weekend, and despite the uncertain global economic and market conditions, we believe we are well-positioned for another solid holiday season. If these business trends continue, we believe there is potential for upside in our results as against our fourth quarter and full year guidance. We remain focused on expanding the global reach of our brands, led by Calvin Klein and Tommy Hilfiger, and plan to continue our investments in marketing during the fourth quarter. We believe that this disciplined investment in our brands, along with our continued execution of our business strategies and an improving balance sheet, will position us to deliver strong earnings results and drive shareholder value in the fourth quarter and beyond.”

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•	Pre-tax costs of $338.3 million incurred in 2010 in connection with the acquisition and integration of Tommy Hilfiger, including the following:

◦
a loss of $140.5 million associated with hedges against Euro to U.S. dollar exchange rates relating to the purchase price, of which $52.4 million was recorded in the first quarter and $88.1 million was recorded in the second quarter;

◦
transaction, related restructuring and debt extinguishment costs of approximately $121.0 million, of which $51.6 million was incurred in the first quarter, $24.6 million was incurred in the second quarter, $13.7 million was incurred in the third quarter and $31.0 million was incurred in the fourth quarter; and

◦	short-lived non-cash valuation amortization charges of approximately $76.8 million, of which $53.3 million was recorded in the second quarter and $23.5 million was recorded in the third quarter.

•
Pre-tax costs of $6.6 million incurred in the fourth quarter of 2010 in connection with the Company’s exit from its United Kingdom and Ireland Van Heusen dress furnishings and accessories business, principally consisting of non-cash charges.

•	A tax benefit of approximately $7.9 million in 2010 (recorded in the third quarter) related to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions.

•
Pre-tax costs of approximately $71 million expected to be incurred in 2011 in connection with the integration of Tommy Hilfiger and the related restructuring, of which $30.5 million was incurred in the first quarter, $11.2 million was incurred in the second quarter, $9.3 million was incurred in the third quarter, and approximately $20 million is expected to be incurred in the fourth quarter.

•	Pre-tax costs of approximately $16.2 million incurred in the first quarter of 2011 in connection with the amendment and restatement of the Company’s credit facility.

•
Pre-tax costs of $7.2 million incurred in 2011 in connection with the Company’s negotiated early termination of its license to market sportswear under the Timberland brand, which will become effective in 2012, of which $6.7 million was incurred in the second quarter and $0.5 million was incurred in the third quarter.

•
A pre-tax expense of $20.7 million incurred in the third quarter of 2011 in connection with the Company’s buyout of the Tommy Hilfiger perpetual license in India, as under accounting rules, the Company was required to record an expense due to settling the preexisting license agreement, which was unfavorable to the Company.

•
Estimated tax effects associated with the above pre-tax costs, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded as an acquisition, integration, restructuring, debt modification or debt extinguishment cost to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All items above were identified as either primarily tax deductible in the United States, in which case the Company assumed a combined federal and state tax rate of 38.0%, or as non-deductible, in which case the Company assumed no tax benefit. The assumptions used were consistently applied for both GAAP and non-GAAP earnings amounts.

Please see Tables 1 through 6 and the section entitled “Full Year and Fourth Quarter Reconciliations of GAAP to Non-GAAP Amounts,” later in this release for reconciliations of GAAP to non-GAAP amounts.

The Company webcasts its conference calls to review its earnings releases. The Company’s conference call to review its third quarter earnings release is scheduled for Thursday, December 1, 2011 at 4:45 p.m. EST. Please log on either to the Company’s web site at www.pvh.com and go to the Press Releases page under the Investors tab or to www.companyboardroom.com to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.pvh.com or www.companyboardroom.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode #4077509. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call / webcast, including, without limitation, statements relating to the Company’s future revenue and earnings, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, the following: (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) in connection with the acquisition of Tommy Hilfiger B.V. and certain affiliated companies, the Company borrowed significant amounts, may be considered to be highly leveraged, and will have to use a significant portion of its cash flows to service such indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors; (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory; (v) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), changes in available factory and shipping capacity, wage and shipping cost escalation, and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (vi) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers limit or cease shopping in order to avoid exposure or becoming ill; (vii) acquisitions and issues arising with acquisitions and proposed transactions, including without limitation, the ability to integrate an acquired entity into the Company with no substantial adverse affect on the acquired entity’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (viii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

This press release includes, and the conference call / webcast will include, certain non-GAAP financial measures, as defined under SEC rules. A reconciliation of these measures is included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Income Statements
(In thousands, except per share data)

	Quarter Ended		Nine Months Ended
	10/30/11	10/31/10	10/30/11	10/31/10

Net sales	$1,517,494	$1,388,674	$4,002,210	$2,930,801
Royalty revenue	103,094	94,133	264,178	227,098
Advertising and other revenue	33,572	33,612	91,400	80,832
Total revenue	$1,654,160	$1,516,419	$4,357,788	$3,238,731

Gross profit on net sales	$692,302	$665,722	$1,926,101	$1,377,811
Gross profit on royalty, advertising and other
revenue	136,666	127,745	355,578	307,930
Total gross profit	828,968	793,467	2,281,679	1,685,741

Selling, general and administrative expenses	632,982	615,176	1,815,537	1,427,013

Debt modification and extinguishment costs			16,233	6,650

Other loss				140,490

Equity in income of equity-method investees	856		856

Earnings before interest and taxes	196,842	178,291	450,765	111,588

Interest expense, net	31,542	41,225	96,058	88,725

Pre-tax income	165,300	137,066	354,707	22,863

Income tax expense	53,061	37,218	118,072	21,252

Net income	$112,239	$99,848	$236,635	$1,611

Diluted net income per common share(1)	$1.54	$1.39	$3.25	$0.02

	Quarter Ended		Nine Months Ended
	10/30/11	10/31/10	10/30/11	10/31/10

Depreciation and amortization expense	$32,321	$51,370	$98,768	$113,610

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)	Please see Note A to the Notes to Consolidated GAAP Income Statements for reconciliations of diluted net income per common share.

PVH CORP.
Non-GAAP Measures
(In thousands, except per share data)

The Company believes presenting its results excluding (i) the costs incurred in 2011 and 2010 in connection with its acquisition and integration of Tommy Hilfiger and the related restructuring; (ii) the one-time expenses incurred in 2011 in connection with its buyout of the Tommy Hilfiger perpetual license in India; (iii) the costs incurred in 2011 in connection with its modification of its credit facility; (iv) the costs incurred in 2011 in connection with the negotiated early termination of its license to market sportswear under the Timberland brand, which will become effective in 2012; (v) the tax effects associated with these costs; and (vi) the tax benefit in 2010 related to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions, which is on a non-GAAP basis for each year, provides useful additional information to investors. The Company believes that the exclusion of such amounts facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding the costs associated with its acquisition and integration of Tommy Hilfiger and the related restructuring, its buyout of the Tommy Hilfiger perpetual license in India, the modification of its credit facility and the negotiated early termination of its Timberland license are also the basis for certain incentive compensation calculations.

The following table presents the Company’s GAAP revenue and the non-GAAP measures that are discussed in this release. Please see Tables 1 through 6 for reconciliations of the GAAP amounts to non-GAAP amounts.

	Quarter Ended		Nine Months Ended
	10/30/11	10/31/10	10/30/11	10/31/10

GAAP total revenue	$1,654,160	$1,516,419	$4,357,788	$3,238,731

Non-GAAP Measures
Total gross profit(1)	$832,389	$800,290	$2,287,253	$1,730,244
Selling, general and administrative expenses(2)	605,928	584,802	1,742,301	1,311,349
Earnings before interest and taxes(3)	227,317	215,488	545,808	418,895
Income tax expense(4)	57,557	54,584	143,676	110,663
Net income(5)	138,218	119,679	306,074	219,507
Diluted net income per common share(6)	$1.89	$1.67	$4.20	$3.34

Depreciation and amortization(7)		$33,064	$97,598	$78,074

(1) Please see Table 3 for reconciliation of GAAP to non-GAAP gross profit.
(2) Please see Table 4 for reconciliation of GAAP to non-GAAP selling, general and administrative expenses (“SG&A”).
(3) Please see Table 2 for reconciliation of GAAP earnings before interest and taxes to non-GAAP earnings before interest and taxes.
(4)    Please see Table 5 for reconciliation of GAAP income tax expense to non-GAAP income tax expense and an explanation of the calculation of the tax effects associated with acquisition, integration, restructuring and debt modification and extinguishment costs.

(5) Please see Table 1 for reconciliation of GAAP net income to non-GAAP net income.
(6) Please see Note A to the Notes to Consolidated GAAP Income Statements for reconciliations of diluted net income per common share.
(7) Please see Table 6 for reconciliation of GAAP depreciation and amortization to non-GAAP depreciation and amortization.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In thousands, except per share data)

Table 1 - Reconciliation of GAAP net income to Non-GAAP net income

	Quarter Ended		Nine Months Ended
	10/30/11	10/31/10	10/30/11	10/31/10

Net income	$112,239	$99,848	$236,635	$1,611

Diluted net income per common share(1)	$1.54	$1.39	$3.25	$0.02

Items excluded from GAAP net income:

Short-lived non-cash valuation amortization related to Tommy Hilfiger acquisition (gross margin)		6,823		44,503

Inventory liquidation costs associated with exit of certain Tommy Hilfiger product categories (gross margin)	3,421		5,574

SG&A expenses associated with buyout of Tommy Hilfiger perpetual license in India	20,709		20,709

SG&A expenses associated with Tommy Hilfiger acquisition, integration and related restructuring	5,843	30,374	45,375	115,664

SG&A expenses associated with negotiated termination of license to market Timberland sportswear	502		7,152

Debt modification and extinguishment costs			16,233	6,650

Losses on hedges against Euro to U.S. dollar exchange rates relating to Tommy Hilfiger purchase price				140,490

Tax effect on the items above(2)	(4,496)	(9,432)	(25,604)	(81,477)

Tax benefit related to the lapse of statute of limitations with respect to previously unrecognized tax positions		(7,934)		(7,934)

Non-GAAP net income	$138,218	$119,679	$306,074	$219,507

Non-GAAP diluted net income per common share(1)	$1.89	$1.67	$4.20	$3.34

(1) Please see Note A to the Notes to the Consolidated GAAP Income Statements for reconciliations of diluted net income per common share.
(2) Please see Table 5 for an explanation of the calculation of the tax effects of the above items.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In thousands)

Table 2 - Reconciliation of GAAP earnings before interest and taxes to non-GAAP earnings before interest and taxes

	Quarter Ended		Nine Months Ended
	10/30/11	10/31/10	10/30/11	10/31/10

Earnings before interest and taxes	$196,842	$178,291	$450,765	$111,588

Items excluded from GAAP earnings before interest and taxes:

Short-lived non-cash valuation amortization related to Tommy Hilfiger acquisition (gross margin)		6,823		44,503

Inventory liquidation costs associated with exit of certain Tommy Hilfiger product categories (gross margin)	3,421		5,574

SG&A expenses associated with buyout of Tommy Hilfiger perpetual license in India	20,709		20,709

SG&A expenses associated with Tommy Hilfiger acquisition, integration and related restructuring	5,843	30,374	45,375	115,664

SG&A expenses associated with negotiated termination of license to market Timberland sportswear	502		7,152

Debt modification and extinguishment costs			16,233	6,650

Losses on hedges against Euro to U.S. dollar exchange rates relating to Tommy Hilfiger purchase price				140,490

Non-GAAP earnings before interest and taxes	$227,317	$215,488	$545,808	$418,895

Table 3 - Reconciliation of GAAP gross profit to non-GAAP gross profit

	Quarter Ended		Nine Months Ended
	10/30/11	10/31/10	10/30/11	10/31/10

Gross profit	$828,968	$793,467	$2,281,679	$1,685,741

Items excluded from GAAP gross profit:

Short-lived non-cash valuation amortization related to Tommy Hilfiger acquisition		6,823		44,503

Inventory liquidation costs associated with exit of certain Tommy Hilfiger product categories	3,421		5,574

Non-GAAP gross profit	$832,389	$800,290	$2,287,253	$1,730,244

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In thousands)

Table 4 - Reconciliation of GAAP SG&A to non-GAAP SG&A

	Quarter Ended		Nine Months Ended
	10/30/11	10/31/10	10/30/11	10/31/10

SG&A	$632,982	$615,176	$1,815,537	$1,427,013

Items excluded from GAAP SG&A:

SG&A expenses associated with buyout of Tommy Hilfiger perpetual license in India	(20,709)		(20,709)

SG&A expenses associated with Tommy Hilfiger acquisition, integration and related restructuring	(5,843)	(30,374)	(45,375)	(115,664)

SG&A expenses associated with negotiated termination of license to market Timberland sportswear	(502)		(7,152)

Non-GAAP SG&A	$605,928	$584,802	$1,742,301	$1,311,349

Table 5 - Reconciliation of GAAP income tax expense to non-GAAP income tax expense

	Quarter Ended		Nine Months Ended
	10/30/11	10/31/10	10/30/11	10/31/10

Income tax expense	$53,061	$37,218	$118,072	$21,252

Items excluded from GAAP income tax expense:

Income tax effect of acquisition, integration, restructuring and debt modification and extinguishment costs (1)	4,496	9,432	25,604	81,477

Tax benefit related to lapse of statute of limitations with respect to certain previously unrecognized tax positions		7,934		7,934

Non-GAAP income tax expense	$57,557	$54,584	$143,676	$110,663

(1) The estimated tax effects of the Company’s acquisition, integration, restructuring and debt modification and extinguishment costs are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded as an acquisition, integration, restructuring, debt modification and debt extinguishment cost to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All of the Company’s acquisition, integration, restructuring, debt modification and debt extinguishment costs were identified as either primarily tax deductible in the United States, in which case the Company assumed a combined federal and state tax rate of 38.0%, or as non-deductible, in which case the Company assumed no tax benefit. The assumptions used were consistently applied for both GAAP and non-GAAP amounts.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In thousands)

Table 6 - Reconciliation of GAAP depreciation and amortization to non-GAAP depreciation and amortization

	Quarter Ended	Nine Months Ended
	10/31/10	10/30/11	10/31/10

Depreciation and amortization	$51,370	$98,768	$113,610

Items excluded from GAAP depreciation and amortization:

Depreciation and amortization related to Tommy Hilfiger acquisition	(18,306)	(1,170)	(35,536)

Non-GAAP depreciation and amortization	$33,064	$97,598	$78,074

PVH CORP.
Notes to Consolidated GAAP Income Statements

A.    The Company computed its diluted net income per common share as follows:
(In thousands, except per share data)

	Quarter Ended				Quarter Ended
	10/30/11				10/31/10
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments		Results	Results	Adjustments		Results

Net income	$112,239	$(25,979)	(1)	$138,218	$99,848	$(19,831)	(2)	$119,679

Weighted average common shares	67,225			67,225	66,140			66,140
Weighted average dilutive securities	1,549			1,549	1,507			1,507
Weighted average impact of assumed convertible preferred stock conversion	4,189			4,189	4,189			4,189
Total shares	72,963			72,963	71,836			71,836

Diluted net income per common share	$1.54			$1.89	$1.39			$1.67

	Nine Months Ended				Nine Months Ended
	10/30/11				10/31/10
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments		Results	Results	Adjustments		Results

Net income	$236,635	$(69,439)	(1)	$306,074	$1,611	$(217,896)	(2)	$219,507
Less: Common stock dividends paid to holders of Series A convertible preferred stock					(314)	(314)
Net income available to common stockholders	$236,635	$(69,439)		$306,074	$1,297	$(218,210)		$219,507

Weighted average common shares	67,051			67,051	61,431			61,431
Weighted average dilutive securities	1,568			1,568	1,511			1,511
Weighted average impact of assumed convertible preferred stock conversion	4,189			4,189		2,747		2,747
Total shares	72,808			72,808	62,942	2,747		65,689

Diluted net income per common share	$3.25			$4.20	$0.02			$3.34

(1)
Represents the impact on net income in the period ended October 30, 2011 from the elimination of (i) the costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; (ii) the one-time expenses incurred in 2011 in connection with the Company's buyout of the Tommy Hilfiger perpetual license in India; (iii) the costs incurred in connection with the Company’s modification of its credit facility; (iv) the costs incurred in connection with the Company’s negotiated early termination of its license to market sportswear under the Timberland brand, which will become effective in 2012; and (v) the tax effects associated with these costs. Please see Table 1 for a reconciliation of GAAP net income to non-GAAP net income.

(2)
Represents the impact on net income in the period ended October 31, 2010 from the elimination of (i) the costs incurred in connection with the Company’s acquisition and integration of Tommy Hilfiger, including transaction, restructuring and debt extinguishment costs, short-lived non-cash valuation amortization charges and the effects of hedges against Euro to U.S. dollar exchange rates relating to the purchase price; (ii) the tax effects associated with these costs; and (iii) a tax benefit related to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions. Please see Table 1 for a reconciliation of GAAP net income to non-GAAP net income.

PVH CORP.
Consolidated Balance Sheets
(In thousands)

	October 30,	October 31,
	2011	2010
ASSETS
Current Assets:
Cash and Cash Equivalents	$159,981	$491,437
Receivables	621,593	558,445
Inventories	830,142	688,556
Other Current Assets	162,324	157,983
Total Current Assets	1,774,040	1,896,421
Property, Plant and Equipment	436,286	399,461
Goodwill and Other Intangible Assets	4,519,889	4,456,277
Other Assets	166,150	120,594
	$6,896,365	$6,872,753

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$909,745	$866,859
Short-Term Borrowings	12,820
Current Portion of Long-Term Debt	61,111
Other Liabilities	1,107,351	1,067,214
Long-Term Debt	2,030,445	2,523,916
Stockholders’ Equity	2,774,893	2,414,764
	$6,896,365	$6,872,753

PVH CORP.
Segment Data
(In thousands)
REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	10/30/11	10/31/10
Heritage Brand Wholesale Dress Furnishings
Net sales	$163,173	$157,246
Royalty revenue	1,681	1,526
Advertising and other revenue	496	524
Total	165,350	159,296

Heritage Brand Wholesale Sportswear
Net sales	187,344	201,948
Royalty revenue	2,498	2,706
Advertising and other revenue	408	446
Total	190,250	205,100

Heritage Brand Retail
Net sales	169,269	169,465
Royalty revenue	1,268	1,371
Advertising and other revenue	143	203
Total	170,680	171,039

Total Heritage Brands
Net sales	519,786	528,659
Royalty revenue	5,447	5,603
Advertising and other revenue	1,047	1,173
Total	526,280	535,435

Other (Calvin Klein Apparel)
Net sales	174,632	157,927
Total	174,632	157,927

Calvin Klein Licensing
Net sales	16,339	11,129
Royalty revenue	80,605	74,418
Advertising and other revenue	29,663	29,113
Total	126,607	114,660

Total Calvin Klein
Net sales	190,971	169,056
Royalty revenue	80,605	74,418
Advertising and other revenue	29,663	29,113
Total	301,239	272,587

Tommy Hilfiger North America
Net sales	350,281	298,282
Royalty revenue	5,537	3,931
Advertising and other revenue	2,002	1,548
Total	357,820	303,761

Tommy Hilfiger International
Net sales	456,456	392,677
Royalty revenue	11,505	10,181
Advertising and other revenue	860	1,778
Total	468,821	404,636

Total Tommy Hilfiger
Net sales	806,737	690,959
Royalty revenue	17,042	14,112
Advertising and other revenue	2,862	3,326
Total	826,641	708,397

Total Revenue
Net sales	1,517,494	1,388,674
Royalty revenue	103,094	94,133
Advertising and other revenue	33,572	33,612
Total	$1,654,160	$1,516,419

PVH CORP.
Segment Data (Continued)
(In thousands)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	10/30/11			10/31/10
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Heritage Brand Wholesale Dress Furnishings	$25,817		$25,817	$29,861		$29,861

Heritage Brand Wholesale Sportswear	10,456	$(502)	10,958	21,919		21,919

Heritage Brand Retail	8,571		8,571	16,108		16,108

Total Heritage Brands	44,844	(502)	45,346	67,888		67,888

Other (Calvin Klein Apparel)	26,902		26,902	24,687		24,687

Calvin Klein Licensing	58,777		58,777	50,937		50,937

Total Calvin Klein	85,679		85,679	75,624		75,624

Tommy Hilfiger North America	41,642	(3,421)	45,063	20,197	$(10,846)	31,043

Tommy Hilfiger International	48,820	(22,209)	71,029	41,870	(18,392)	60,262

Total Tommy Hilfiger	90,462	(25,630)	116,092	62,067	(29,238)	91,305

Corporate	(24,143)	(4,343)	(19,800)	(27,288)	(7,959)	(19,329)

Total earnings before interest and taxes	$196,842	$(30,475)	$227,317	$178,291	$(37,197)	$215,488

(1)
Adjustments for the quarter ended October 30, 2011 represent the elimination of (i) the costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; (ii) the one-time expenses incurred in connection with the Company's buyout of the Tommy Hilfiger perpetual license in India; and (iii) the costs incurred in connection with the Company’s negotiated early termination of its license to market sportswear under the Timberland brand, which will become effective in 2012.

(2)
Adjustments for the quarter ended October 31, 2010 represent the elimination of the costs incurred in connection with the Company’s acquisition and integration of Tommy Hilfiger, including transaction, restructuring and debt extinguishment costs and short-lived non-cash valuation amortization charges.

PVH CORP.
Segment Data (Continued)
(In Thousands)
REVENUE BY SEGMENT
	Nine Months Ended	Nine Months Ended
	10/30/11	10/31/10
Heritage Brand Wholesale Dress Furnishings
Net sales	$421,633	$392,345
Royalty revenue	4,634	4,290
Advertising and other revenue	1,314	1,540
Total	427,581	398,175

Heritage Brand Wholesale Sportswear
Net sales	418,905	425,823
Royalty revenue	7,646	7,807
Advertising and other revenue	1,289	1,344
Total	427,840	434,974

Heritage Brand Retail
Net sales	476,158	476,080
Royalty revenue	3,805	3,739
Advertising and other revenue	661	627
Total	480,624	480,446

Total Heritage Brands
Net sales	1,316,696	1,294,248
Royalty revenue	16,085	15,836
Advertising and other revenue	3,264	3,511
Total	1,336,045	1,313,595

Other (Calvin Klein Apparel)
Net sales	469,974	400,373
Total	469,974	400,373

Calvin Klein Licensing
Net sales	31,774	25,784
Royalty revenue	205,117	186,445
Advertising and other revenue	79,920	71,962
Total	316,811	284,191

Total Calvin Klein
Net sales	501,748	426,157
Royalty revenue	205,117	186,445
Advertising and other revenue	79,920	71,962
Total	786,785	684,564

Tommy Hilfiger North America
Net sales	911,678	554,426
Royalty revenue	12,658	7,982
Advertising and other revenue	5,293	2,381
Total	929,629	564,789

Tommy Hilfiger International
Net sales	1,272,088	655,970
Royalty revenue	30,318	16,835
Advertising and other revenue	2,923	2,978
Total	1,305,329	675,783

Total Tommy Hilfiger
Net sales	2,183,766	1,210,396
Royalty revenue	42,976	24,817
Advertising and other revenue	8,216	5,359
Total	2,234,958	1,240,572

Total Revenue
Net sales	4,002,210	2,930,801
Royalty revenue	264,178	227,098
Advertising and other revenue	91,400	80,832
Total	$4,357,788	$3,238,731

PVH CORP.
Segment Data (Continued)
(In thousands)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Nine Months Ended			Nine Months Ended
	10/30/11			10/31/10
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Heritage Brand Wholesale Dress Furnishings	$60,335		$60,335	$55,380		$55,380

Heritage Brand Wholesale Sportswear	18,368	$(7,152)	25,520	50,001		50,001

Heritage Brand Retail	28,332		28,332	41,586		41,586

Total Heritage Brands	107,035	(7,152)	114,187	146,967		146,967

Other (Calvin Klein Apparel)	69,967		69,967	53,058		53,058

Calvin Klein Licensing	136,380		136,380	127,270		127,270

Total Calvin Klein	206,347		206,347	180,328		180,328

Tommy Hilfiger North America	60,637	(33,563)	94,200	26,621	$(35,325)	61,946

Tommy Hilfiger International	165,475	(22,657)	188,132	28,237	(57,768)	86,005

Total Tommy Hilfiger	226,112	(56,220)	282,332	54,858	(93,093)	147,951

Corporate	(88,729)	(31,671)	(57,058)	(270,565)	(214,214)	(56,351)

Total earnings before interest and taxes	$450,765	$(95,043)	$545,808	$111,588	$(307,307)	$418,895

(1)
Adjustments for the nine months ended October 30, 2011 represent the elimination of (i) the costs incurred in connection with the Company’s integration of Tommy Hilfiger and the related restructuring; (ii) the one-time expenses incurred in connection with the Company’s buyout of the Tommy Hilfiger perpetual license in India; (iii) the costs incurred in connection with the Company’s modification of its credit facility; and (iv) the costs incurred in connection with the Company’s negotiated early termination of its license to market sportswear under the Timberland brand, which will become effective in 2012.

(2)
Adjustments for the nine months ended October 31, 2010 represent the elimination of the costs incurred in connection with the Company’s acquisition and integration of Tommy Hilfiger, including transaction, restructuring and debt extinguishment costs, short-lived non-cash valuation amortization charges and the effects of hedges against Euro to U.S. dollar exchange rates relating to the purchase price.

PVH CORP.
Full Year and Fourth Quarter Reconciliations of GAAP to Non-GAAP Amounts

The Company believes presenting its (1) 2011 estimated results excluding (i) the costs expected to be incurred in connection with its integration of Tommy Hilfiger and the related restructuring; (ii) the one-time expenses incurred in 2011 in connection with its buyout of the Tommy Hilfiger perpetual license in India; (iii) the costs incurred in connection with its modification of its credit facility; (iv) the costs incurred in connection with the negotiated early termination of its license to market sportswear under the Timberland brand, which will become effective in 2012; and (v) the estimated tax effects associated with these costs, and (2) 2010 results excluding (i) the costs incurred in connection with its acquisition and integration of Tommy Hilfiger; (ii) the costs incurred in connection with the exit from its United Kingdom and Ireland Van Heusen dress furnishings and accessories business; (iii) the tax effects associated with these costs; and (iv) a tax benefit related to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions, both of which are on a non-GAAP basis, provides useful additional information to investors. The Company believes that the exclusion of such amounts facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding these amounts. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s earnings per share amounts excluding the costs associated with its acquisition and integration of Tommy Hilfiger and the related restructuring, its buyout of the Tommy Hilfiger perpetual license in India, the modification of its credit facility, the negotiated early termination of its Timberland license and the exit from its United Kingdom and Ireland Van Heusen dress furnishings and accessories business are also the basis for certain incentive compensation calculations. The estimated tax effects associated with the above costs are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it has recorded or expects to record as an acquisition, integration, restructuring, debt modification or debt extinguishment cost to determine if such cost is tax deductible, and if so, in what jurisdiction the deduction would occur. All items above were identified as either primarily tax deductible in the United States, in which case the Company assumed a combined federal and state tax rate of 38.0%, or as non-deductible, in which case the Company assumed no tax benefit. The assumptions used were consistently applied for both GAAP and non-GAAP earnings amounts.

(Dollar amounts in millions, except per share data)

	Full Year	Fourth Quarter
	2011	2011
Full Year and Fourth Quarter 2011 Guidance Assumptions	(Estimated)	(Estimated)

Tax rate range - GAAP	30.0% - 30.5%	11.0% - 16.0%
Adjustment for tax effects of acquisition, integration, restructuring and debt modification costs	(1.0)%	1.0% - 2.0%
Tax rate range – Non-GAAP	29.0% - 29.5%	13.0% - 17.0%

2011 Acquisition, Integration, Restructuring and Debt Modification Costs and Net Income Per Common Share Reconciliations	Full Year 2011 (Estimated)	Fourth Quarter 2011 (Estimated)	Full Year 2011 (PREVIOUS PROJECTION)

Acquisition, integration, restructuring and debt modification costs expected to be incurred (please see “Non-GAAP Exclusions” section for detail):
Pre-tax	$115	$20	$85
Tax impacts	(30)	(4)	(26)
After tax	$85	$16	$59

GAAP net income per common share	$4.05 - $4.07	$0.80 - $0.82	$4.31
Estimated per common share impact of after tax acquisition, integration, restructuring and debt modification costs	$1.18	$0.23	$0.81
Net income per common share excluding impact of acquisition, integration, restructuring and debt modification costs	$5.23 - $5.25	$1.03 - $1.05	$5.12

PVH CORP.
Full Year and Fourth Quarter Reconciliations of GAAP to Non-GAAP Amounts (Continued)

2011 Estimated Full Year Operating Margin Reconciliations

	Full Year 2011
	(Estimated)
GAAP
Revenue	$5,825	-	$5,845
Earnings before interest and taxes	550	-	555
Operating margin	9.4%	-	9.5%

Pre-tax acquisition, integration, restructuring and debt modification costs expected to be incurred	$115

Excluding acquisition, integration, restructuring and debt modification costs expected to be incurred
Revenue	$5,825	-	$5,845
Earnings before interest and taxes	665	-	670
Operating margin	11.4%	-	11.5%

Full Year and Fourth Quarter 2010 Reconciliation of GAAP Diluted Net Income Per Common Share to Non-GAAP Diluted Net Income Per Common Share

	Full Year 2010				Fourth Quarter 2010
	(Actual)				(Actual)
	Results Under GAAP	Adjustments		Non-GAAP Results	Results Under GAAP	Adjustments		Non-GAAP Results

Net income	$53.8	$(233.2)	(1)	$287.0	$52.2	$(15.3)	(2)	$67.5
Total weighted average shares	67.4			67.4	72.4			72.4

Diluted net income per common share	$0.80			$4.26	$0.72			$0.93

(1)
Represents the impact on net income in the year ended January 30, 2011 from the elimination of (i) costs incurred in connection with the Company’s acquisition and integration of Tommy Hilfiger, including transaction, restructuring and debt extinguishment costs, short-lived non-cash valuation amortization charges and the effects of hedges against Euro to U.S. dollar exchange rates relating to the purchase price; (ii) the costs incurred in connection with the Company’s exit from its United Kingdom and Ireland Van Heusen dress furnishings and accessories business; and (iii) a tax benefit related to the lapse of the statute of limitations with respect to certain previously unrecognized tax positions.

(2)
Represents the impact on net income in the quarter ended January 30, 2011 from the elimination of costs incurred in connection with (i) the Company’s acquisition and integration of Tommy Hilfiger, principally including restructuring costs; and (ii) the Company’s exit from its United Kingdom and Ireland Van Heusen dress furnishings and accessories business.